Filed Pursuant to Rule 433

Registration No. 333-205678

October 27, 2015

Relating to Preliminary Prospectus Supplement

Dated October 27, 2015

to Prospectus

Dated August 18, 2015

Issuer Free Writing Prospectus

Republic of Peru’s €1,100,000,000 2.750% Euro-Denominated Global Bonds due 2026

Final terms and conditions as of October 27, 2015

Issuer	Republic of Peru
Issue Type	SEC Global Registered
Ratings*	A3 (Stable) / BBB+ (Stable) / BBB+ (Stable) (Moody’s / S&P / Fitch)
Global Coordinators and Bookrunners	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas J.P. Morgan Securities plc
Issue Amount	€1,100,000,000
Issue Price	99.998%, plus accrued interest, if any, from November 3, 2015
Settlement Date	November 3, 2015 (T+5)
Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Maturity	January 30, 2026
Coupon	2.750% per year
Short First Coupon	January 30, 2016
Interest Payment Dates	January 30 of each year, beginning on January 30, 2016
Re-offer Spread over Interpolated Mid-Swap	+190 bps
Reference Mid-Swap Interpolated Rate	0.851%
Benchmark Instrument	DBR 1%, August 15, 2025

Benchmark Price and Yield	105.31; 0.445%
Offer Spread	+230.6 bps
Yield to Maturity	2.751%
Gross Proceeds to Issuer	€1,099,978,000

Interest Rate Basis	Act/Act
Governing Law	New York
Clearing	Euroclear / Clearstream
ISIN	XS1315181708
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the Securities and Exchange Commission’s (“SEC”) website and also accompanies this free-writing prospectus:

Preliminary Prospectus Supplement Dated October 27, 2015 to Prospectus Dated August  18, 2015

http://www.sec.gov/Archives/edgar/data/77694/000119312515353938/d58194d424b3.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515353380/d64034d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515294043/d17928d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281284/d13412d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515285428/d56140dsba.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281288/d87067dsba.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

Banco Bilbao Vizcaya Argentaria, S.A.: +34-91-537-9330

BNP Paribas: +1-800-854-5674

J.P. Morgan Securities plc: +44-207-134-2468

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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